Exhibit 99.1

Oppenheimer Holdings Inc. Reports Third Quarter 2021 Earnings

New York, October 29, 2021 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $26.3 million or $2.07 basic earnings per share for the third quarter of 2021, an increase of 67.8%, compared with net income of $15.6 million or $1.25 basic earnings per share for the third quarter of 2020. Revenue for the third quarter of 2021 was $315.3 million, an increase of 14.1%, compared to revenue of $276.3 million for the third quarter of 2020.
Albert G. Lowenthal, Chairman and CEO commented, "The results for the quarter reflect the significant impact of our investment in the Capital Markets franchise over the past several years. Robust demand for investment banking services continues to propel revenue and earnings in the Capital Markets business. These results, coupled with the continued steady performance of our Wealth Management business, led to the Firm's best first nine months in its history. Wealth management continued to deliver solid results driven by near record AUM and strong net investor flows, despite being negatively impacted by lower interest rates, while a significant increase in M&A advisory and placement fees in Capital Markets topped off a very successful quarter. Concerns around inflation, higher oil prices, the Federal Reserve's tapering of bond buying, and congressional uncertainty weighed on equity markets during the period. These concerns drove up the yield on the 10-Year Treasury to 1.52% as the period of ultra-low interest rates may be coming to an end.”

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	3Q-21	3Q-20
Revenue	$315,342	$276,259
Compensation Expense	$206,312	$189,654
Non-compensation Expense	$71,636	$64,887
Pre-Tax Income	$37,394	$21,718
Income Taxes	$11,144	$6,079
Net Income	$26,250	$15,639
Earnings Per Share (Basic)	$2.07	$1.25
Earnings Per Share (Diluted)	$1.92	$1.19
Book Value Per Share	$61.43	$49.20
Tangible Book Value Per Share (1)	$47.95	$35.61
Private Client
Revenue	$160,864	$141,097
Pre-Tax Income	$37,426	$25,764
Assets Under Administration (billions)	$117.8	$94.3
Asset Management
Revenue	$26,894	$20,632
Pre-Tax Income	$9,412	$6,426
Assets Under Management (billions)	$43.6	$34.5
Capital Markets
Revenue	$128,585	$114,289
Pre-Tax Income	$17,888	$19,369

(1) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Record revenue, net income, and earnings per share for the first nine months of the year
•Record third quarter gross revenue was driven by investment banking revenue and advisory fees from near record high assets under management
•Record revenue in Capital Markets segment for the third quarter was driven by strong M&A advisory and placement fees in investment banking
•Client assets under administration at record level while client assets under management near record level at September 30, 2021
•Shareholders' Equity reached a record high of $775.0 million at September 30, 2021
•Book value and tangible book value per share reached record levels at September 30, 2021

Private Client
Private Client reported revenue for the current quarter of $160.9 million, 14.0% higher than the previous year. Pre-tax income of $37.4 million in the current quarter resulted in a pre-tax profit margin of 23.3%.
Revenue:
•Retail commissions increased 5.1% from a year ago amidst continued elevated client trading activity
•Advisory fees increased 32.2% due to higher assets under management during the billing period for the third quarter of 2021 compared with that of the third quarter of 2020
•Bank deposit sweep income decreased $0.7 million or 15.4% from a year ago due to lower short-term interest rates partially offset by higher average cash sweep balances which are at record levels
•Interest revenue increased 28.4% from a year ago due to higher average margin balances partially offset by lower short-term interest rates
•Other revenue decreased 40.8% primarily due to decreases in the cash surrender value of Company-owned life insurance policies during the current quarter compared to a year ago
Total Expenses:
•Compensation expenses increased 8.9% from a year ago primarily due to increased production-related compensation costs partially offset by lower share-based and deferred compensation costs
•Non-compensation expenses increased 0.6% from a year ago.

('000s, except otherwise indicated)
	3Q-21	3Q-20

Revenue	$160,864	$141,097
Commissions	$51,348	$48,839
Advisory Fees	$89,849	$67,949
Bank Deposit Sweep Income	$3,909	$4,618
Interest	$7,624	$5,940
Other	$8,134	$13,751

Total Expenses	$123,438	$115,333
Compensation	$97,522	$89,562
Non-compensation	$25,916	$25,771

Financial Advisers (#)	1,003	1,010
Assets Under Administration (billions)	$117.8	$94.3
Cash Sweep Balances (billions)	$7.7	$6.6

Asset Management

Asset Management reported revenue for the current quarter of $26.9 million, 30.4% higher compared with a year ago. Pre-tax income was $9.4 million, an increase of 46.5% compared with the prior year.

Revenue:
•Advisory fee revenue increased 30.3% due to higher assets under management during the billing period for the third quarter of 2021 compared with that of the third quarter of 2020
Assets under Management (AUM):
▪AUM was $43.6 billion at September 30, 2021, which is the basis for advisory fee billings for October 2021
▪The increase in AUM was comprised of higher asset values of $7.7 billion on existing client holdings and a net contribution of assets of $1.4 billion
Total Expenses:
•Compensation expenses were up 2.1% from a year ago which was primarily due to increases in incentive compensation
•Non-compensation expenses were up 38.4% when compared to the prior period due to higher portfolio management costs in line with the increase in AUM

('000s, except otherwise indicated)
	3Q-21	3Q-20

Revenue	$26,894	$20,632
Advisory Fees	$26,890	$20,632
Other	$4	$—

Total Expenses	$17,482	$14,206
Compensation	$6,120	$5,997
Non-compensation	$11,362	$8,209

AUM (billions)	$43.6	$34.5

Capital Markets

Capital Markets reported revenue for the current quarter of $128.6 million, 12.5% higher when compared with the prior year. Pre-Tax income was $17.9 million compared with pre-tax income of $19.4 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 68.7% compared with a year ago driven by higher M&A advisory and placement fees
•Equity underwriting fees decreased 5.8% compared with a year ago as underwriting activity tapered off in August and September 2021
•Fixed income underwriting fees decreased 13.0% compared with a year ago primarily driven by lower fees from public finance transactions during the current period
Sales and Trading
•Equities sales and trading revenue increased 1.2% compared with a year ago due to increased trading activity by our institutional clients
•Fixed Income sales and trading decreased 23.7% compared with a year ago primarily driven by lower income from municipal commissions and trading during the current period

Total Expenses:
•Compensation expenses increased 14.5% compared with a year ago primarily due to increased salary and incentive compensation partially offset by lower production-related compensation
•Non-compensation expenses were 23.0% higher than a year ago due to increased underwriting expenses related to high transaction volumes and higher costs associated with business travel and entertainment and conferences

('000s)
	3Q-21	3Q-20

Revenue	$128,585	$114,289

Investment Banking	$82,012	$62,890
Advisory Fees	$51,815	$30,706
Equities Underwriting	$26,348	$27,969
Fixed Income Underwriting	$3,140	$3,608
Other	$709	$607

Sales and Trading	$46,262	$50,679
Equities	$30,861	$30,497
Fixed Income	$15,401	$20,182

Other	$311	$720

Total Expenses	$110,697	$94,920
Compensation	$81,690	$71,328
Non-compensation	$29,007	$23,592

Other Matters

•Shareholders' Equity reached a record high of $775.0 million on September 30, 2021
•The Board of Directors announced a quarterly dividend of $0.15 per share effective for the third quarter of 2021 payable on November 26, 2021 to holders of Class A non-voting and Class B voting common stock of record on November 12, 2021
•The Company repurchased 108,494 shares of Class A non-voting common stock during the period under the Company's stock repurchase program
•Moody's upgraded the Company's Corporate Family rating and rating of the Senior Secured Notes from "B1" with a stable outlook to "Ba3" with a stable outlook
•Level 3 assets, comprised of auction rate securities, were $31.8 million as of September 30, 2021 compared with $30.7 million as of September 30, 2020
•Compensation expense as a percentage of revenue was lower at 65.4% during the current quarter versus 68.7% last year
•The effective tax rate for the current quarter was 29.8% compared with 28.0% for the prior year period due to favorable permanent items in the third quarter of 2020

(In millions, except number of shares and per share amounts)
	3Q-21	3Q-20
Capital
Senior Secured Notes	$124.0	$123.9
Shareholders' Equity	$775.0	$615.2
Regulatory Net Capital (1)	$372.6	$268.7
Regulatory Excess Net Capital (1)	$345.6	$242.9

Common Stock Repurchases
Repurchases	$4.7	$2.0
Number of Shares	108,494	84,290
Average Price	$43.46	$23.28

Period End Shares	12,615,399	12,504,092
Effective Tax Rate	29.8%	28.0%

(1) Attributable to Oppenheimer & Co. Inc. broker-dealer

Coronavirus ("COVID-19") Pandemic

The Company continues to monitor the effects of the pandemic both on a national level as well as regionally and locally and is responding accordingly. In addition, we continue to provide frequent communications to clients, employees, and regulators. We have adopted enhanced cleaning practices and other health protocols in our offices and taken measures to significantly restrict non-essential business travel and have practices in place to mandate that employees who may have been exposed to COVID-19, or show any relevant symptoms, self-quarantine. In early March 2020, the Company executed on its Business Continuity Plan whereby the vast majority of our employees began to work remotely with only "essential" employees reporting to our offices. We accomplished this by significantly expanding the use of technology infrastructure that facilitates remote operations. Our ability to avoid significant business disruptions was reliant on the continued ability to have the vast majority of employees work remotely. Due to the widespread distribution and inoculation of the U.S. population with vaccines that have proven to be safe and effective, the Company implemented a re-entry plan for our fully vaccinated employees at our corporate headquarters in New York City on October 4, 2021. For employees outside of our corporate headquarters, the Company will be implementing a re-entry plan for other locations in the U.S. that will be in accordance with applicable state and local regulations. Vaccinated employees have begun re-engaging with clients and traveling for business purposes.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 92 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance including the projected impact of COVID-19 on the Company's business, financial performance, and operating results. The following factors, among others, could cause actual results to vary from the forward-looking statements: the severity and duration of COVID-19; COVID-19's impact on the U.S. and global economies; and Federal, state and local governmental responses to COVID-19. For a discussion of other factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
REVENUE
Commissions	$90,889	$92,241	(1.5)	$300,531	$297,126	1.1
Advisory fees	116,751	88,595	31.8	332,399	250,740	32.6
Investment banking	86,901	66,245	31.2	316,144	138,159	128.8
Bank deposit sweep income	3,909	4,619	(15.4)	11,629	30,567	(62.0)
Interest	9,340	7,540	23.9	26,915	24,650	9.2
Principal transactions, net	4,494	7,703	(41.7)	21,664	18,899	14.6
Other	3,058	9,316	(67.2)	19,635	15,618	25.7
Total revenue	315,342	276,259	14.1	1,028,917	775,759	32.6
EXPENSES
Compensation and related expenses	206,312	189,654	8.8	693,053	526,924	31.5
Communications and technology	19,718	19,474	1.3	59,497	60,689	(2.0)
Occupancy and equipment costs	14,964	15,199	(1.5)	45,371	46,611	(2.7)
Clearing and exchange fees	5,237	6,211	(15.7)	16,667	18,061	(7.7)
Interest	2,468	3,461	(28.7)	7,563	12,901	(41.4)
Other	29,249	20,542	42.4	74,077	55,368	33.8
Total expenses	277,948	254,541	9.2	896,228	720,554	24.4
Pre-Tax Income	37,394	21,718	72.2	132,689	55,205	140.4
Income taxes	11,144	6,079	83.3	36,622	14,099	159.7
Net income	$26,250	$15,639	67.8	$96,067	$41,106	133.7

Earnings per share
Basic	$2.07	$1.25	65.6	$7.59	$3.24	134.3
Diluted	$1.92	$1.19	61.3	$7.10	$3.12	127.6

Weighted average number of common shares outstanding
Basic	12,690,386	12,553,802	1.1	12,653,310	12,696,143	(0.3)
Diluted	13,664,214	13,146,586	3.9	13,539,373	13,194,434	2.6